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                                                                 EXHIBIT 10.20

                              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT is made and entered into effective the 1st day of January,1996, by and between COMPUTER PRODUCTS & SERVICES, INC., a corporation organized under the laws of the Commonwealth of Virginia hereinafter referred to as "CLIENT"), and STEVEN A. NEWMAN hereinafter referred to as "CONSULTANT").

                                  INTRODUCTION

A. CLIENT is engaged in the business of developing, manufacturing and marketing computer products including hardware, software and services.

B. CLIENT believes it essential to obtain during the term of this Agreement the ongoing services of CONSULTANT and CONSULTANT has agreed to provide his services during the term of this Agreement for the benefit of the CLIENT.

C. By entering into the Agreement hereinafter set forth, the parties hereto desire to memorialize their full agreement with respect to the terms and conditions of the services to be provided by CONSULTANT.

                                   AGREEMENT

NOW, THEREFORE, for good and lawful consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Engagement and Duties. CLIENT hereby engages CONSULTANT and CONSULTANT hereby accepts such engagement, to provide consulting, negotiating and advisory services including, but not limited to identification and contracting of strategic partners, identification and hiring of employees, financings, and general management, upon and subject to the terms and conditions set forth herein. CONSULTANT shall perform all duties as may, from time to time, be assigned to him by the Board of Directors of CLIENT. During the term of this Agreement, CONSULTANT shall not engage directly or indirectly in any activities comparative with any business which is now or which hereafter may be conducted by CLIENT. It is agreed that CONSULTANT's position with Tech International Virginia, Inc. does not violate the terms of this Agreement.

2. Term. The term of CONSULTANT's engagement shall be for a period of three (3) years commencing January 1, 1996 and terminating December 31, 1998. The term of this Agreement and of the engagement of CONSULTANT hereunder shall be automatically renewed for an additional three (3) year period on terms no less favorable to CONSULTANT than those set forth in this Agreement, unless either party gives the other party written notice of termination of this Agreement at least sixty (60) days prior to the termination of each term of this Agreement.

3.   Consideration.
      a. As consideration and compensation for CONSULTANT's services to be performed hereunder, CLIENT shall pay to CONSULTANT an annual minimum retainer of One Hundred Thousand Dollars ($100,000) per year payable in equal monthly payments or as invoiced by CONSULTANT. CONSULTANT shall charge CLIENT for CONSULTANT's

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          services as against the minimum annual retainer fee the sum of
          One Thousand Dollars ($1,000) per day or Five Thousand Dollars ($5,000) per week. The minimum annual retainer hereunder and the daily and weekly charges of CONSULTANT shall be increased each year during the term of this Agreement by an amount no less than the U.S. Consumer Price Index plus two percentage (2%) points.
      b. As additional consideration for CONSULTANT's services, CLIENT agrees to pay CONSULTANT an annual cash bonus in an amount of no less than one percent (1%) of CLIENT's pretax income for each calendar year. Pretax income, for purposes of the initial term of this Agreement, shall mean the consolidated income before taxes as presented in the CLIENT's audited financial statements for each fiscal year, increased by research and development expenses and expenses related to this or other bonus or incentive plans, including noncash charges related to warrants, stock options and the alike. For purposes of any additional terms of this Agreement, pretax income shall mean the consolidated income before taxes as presented in CLIENT's audited financial statements for each fiscal year, increased by expenses related to this or other bonus or incentive plans, including non-cash charges related to warrants, stock options and the like. The total cash bonus paid hereunder will be supplemented by the grant of a fully vested option with a ten (10) year life to purchase shares of CLIENT's common stock at a price per share equal to the average equivalent sales price per share of CLIENT's common stock during the ninety (90) day period immediately preceding the effective date of this Agreement. The number of CLIENT's shares of common stock granted to CONSULTANT as part of this option shall be determined by dividing the cash bonus earned by the CONSULTANT by the per share stock option price. In this regard, in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of CLIENT, or any of its subsidiaries, the number and kind of shares subject to this bonus and the price thereof shall be proportionately adjusted so as to give CONSULTANT the benefit of his agreement to receive the stock at the stock sales price as set forth above.

4. Expenses. During the term of this Agreement, CLIENT agrees to reimburse CONSULTANT for reasonable and necessary expenses incurred by CONSULTANT in the performance of his duties under this Agreement.

5. Change in Control. Should a change in control of CLIENT take place, this Agreement shall remain binding on CLIENT or its successor in interest. A "Change in Control" of CLIENT for purposes of this Agreement shall mean someone other than EDWARD NEWMAN serving as CLIENT's Chairman of the Board of Directors, President or Chief Executive Officer, However, in the event of a change in control, CONSULTANT, in his sole discretion, shall have the right to terminate this Agreement and shall be entitled to severance pay equal to the greater of the amount received by CONSULTANT during the previous two
     (2) calendar years of the term of this Agreement, pursuant to Section 3, above, or two (2) times the amount of compensation due CONSULTANT pursuant to Section 3, above, at the end of the then current fiscal year.

6. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given only if mailed, certified return receipt requested, or if sent by Federal Express or other well recognized private courier ("Courier") or if personally delivered to, or if sent by fax with the original thereof sent by Courier to:

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          If to the CLIENT:   Computer Products & Services, Inc.
                              12701 Fair Lakes Circle, Ste 550
                              Fairfax, VA 22033
                                   Fax (703) 631-7070

          If to CONSULTANT:   Steven A. Newman
                              303 Avenida Cerritos
                              Newport Beach Ca 92660
                                   Fax (714) 760-3865

     All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt in the case of certified mail, Courier delivery or personal delivery or, in the case of fax delivery, upon the date of fax receipt provided that the original is delivered within two (2) business days. Any party hereto may designate different or additional parties for the receipt of notice, pursuant to notice given in accordance with the foregoing.

7. Attorneys' Fees. In the event of default hereunder, the defaulting party shall be liable to the non-defaulting party for all expenses and costs incurred by the non-defaulting party in protecting or enforcing its right hereunder including but not limited to reasonable attorneys' fees and costs.

8. Subject Headings. The subject headings of the paragraphs of this Agreement are included solely for the purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid the meaning, construction or interpretation of any of the provisions of this Agreement.

9. Amendments. No supplement, modification or amendment of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.

10. Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

11. Miscellaneous. Nothing in this Agreement, whether express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed and enforced in accordance with and shall be subject to the laws of the Commonwealth of Virginia. Each party

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     agrees to execute and deliver, at any time and from time to time, upon the request of the other party, such further instruments or documents as may be necessary or appropriate to carry out the provisions contained herein, and to take such other action as the party may reasonably request to effectuate the provisions of this Agreement. Should any part, term or provision of this Agreement be declared by a court of competent jurisdiction to be invalid, void or unenforceable at law or in equity, it is the express intention of the parties hereto that such part, term or provision shall be construed in such manner as to provide for the enforcement thereof to the maximum extent and in the broadest scope permitted under law and all remaining parts, terms and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby. The parties agree that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. Time is hereby declared to be of the essence of each provision of this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date set forth at the beginning.


     CLIENT:        COMPUTER PRODUCTS & SERVICES, INC.,
                    A VIRGINIA CORPORATION



                    By:
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     CONSULTANT:
                    ----------------------------------------------
                    STEVEN A. NEWMAN


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